UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

(as filed)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CALIFORNIA MICRO DEVICES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Registrant today issued the following news release concerning the following stockholder letter. Registrant also posted the news release and letter to its http://annualmeeting.cmd.com website under the press releases tab and posted the letter under the stockholder letters tab. Registrant also posted the following chronology to the above – referenced website under the tab “Settlement Chronology”.

CALIFORNIA MICRO DEVICES SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote for the Company’s Directors on the WHITE Proxy Card

Commits to Adding Two Dialectic Directors to an Expanded Board

MILPITAS, Calif. – September 9, 2009 – California Micro Devices (Nasdaq Global: CAMD) (“CMD” or “The Company”) today announced that it is mailing a letter to the Company’s stockholders in connection with the Company’s 2009 Annual Meeting of Stockholders, scheduled for September 17, 2009. In the letter, the full text of which follows, the CMD Board recommends that stockholders vote the Company’s WHITE proxy card to re-elect the current CMD Board members, and commits to adding two of Dialectic Capital’s nominees to the Board once the results of the election have been certified. This course of action would effectuate the settlement agreement described in the stockholder letter that the Board believes to be in the best interest of stockholders, but which Dialectic reneged on. In this way, stockholders can add new voices and ideas to the Board while preserving the experience and expertise of the current Board members.

September 9, 2009

Dear Fellow California Micro Devices Stockholder:

The California Micro Devices 2009 Annual Meeting of Stockholders is now just one week away. We urge you to vote FOR all of your Company’s highly experienced and dedicated Board of Directors – Jon Castor, Robert Dickinson, Wade Meyercord, Ed Ross, David Sear, John Sprague and David Wittrock – on the WHITE proxy card.

As described below, voting on the WHITE card now offers stockholders a novel opportunity to add new voices and ideas to your Board without sacrificing the experience and expertise of any of the exceptionally dedicated directors who have guided your Company in recent years. We think that’s a win/win proposition for increasing stockholder value.

As you know, Dialectic Capital has been waging a hostile proxy contest seeking to replace three of your Company’s directors with its own nominees. As I have written to you previously, your Company has made repeated efforts to reach a settlement with Dialectic that would permit us to work together toward the goal of building our Company’s business and delivering value to all of our stockholders while sparing the Company and you the additional expense and distraction of a drawn out proxy contest. Just last Thursday, Dialectic’s Managing Member John Fichthorn and I reached a verbal agreement to increase the size of the Company’s Board to nine members and to add two of Dialectic’s nominees, Mr. Fichthorn and Kenneth Potashner, to the Board. We agreed to do this, after consultation with two of our largest stockholders, because the Board believes that it would provide the best resolution for our stockholders – preserving the knowledge, experience and continued service of our current directors while adding new stockholder representatives to the Board. To my great surprise and disappointment, however, less than twenty-four hours later, and while our lawyers and theirs were finalizing a written settlement agreement, Dialectic reneged on the agreement.

Your Board continues to believe that the agreement we reached is in the best interest of all California Micro Devices stockholders. We have therefore decided to give our stockholders the opportunity to ratify that agreement themselves: If the current members of your Board are re-elected at this year’s annual meeting, we will live up to our bargain and add Messrs. Fichthorn and Potashner – if they are still willing to serve – to the Company’s Board as soon as the voting results are certified by the inspector of elections. A vote for the Company’s directors on the WHITE proxy card will thus help to ensure that stockholders will benefit both from the knowledge and experience of all of our incumbent directors and from the new perspectives and additional insights that Dialectic’s nominees may bring. We urge you not to vote on the GOLD card, which would remove one or more of your directors from the Board, disrupting the continuity of your Board during challenging economic times and depriving your Company of their talent and experience as it moves forward to meet those challenges.

Your vote is important, no matter how many or how few shares you own. Please follow the instructions on the enclosed proxy card to vote your shares by a toll-free telephone call or on the Internet to ensure your vote is received in time to be counted at the September 17, 2009 Annual Meeting.

On behalf of California Micro Devices’ Board of Directors, I thank you for your continued support.

Sincerely,

/s/

Wade Meyercord

Chairman

California Micro Devices

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 456-3442

Banks and Brokers May Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any GOLD proxy card sent to you by Dialectic Capital.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY.

On the morning of September 3, 2009, Wade Meyercord, Chairman of the CMD Board of Directors and John Fichthorn, Managing Member of Dialectic Capital, verbally agreed to settle the proxy contest between CMD and Dialectic. Later the same day at 3:08 PM PST, Dialectic’s counsel sent an email with a draft of the written settlement agreement. After reviewing the draft, CMD’s counsel responded at 7:01 PM PST, indicating that the draft, with some suggested revisions, had been sent to CMD for review and would be returned once reviewed by the Company. In that response, CMD’s counsel noted that this might take until the following day. The following day at 8:38 AM PST, Dialectic’s counsel sent CMD counsel an email stating that the settlement had been withdrawn by Dialectic due to what it inaccurately termed the lack of a “timely response.”

Further detail of the full chronology of settlement discussions between Dialectic and the Company can be found at annualmeeting.cmd.com.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of protection devices for the mobile handset, high brightness LED (HBLED), digital consumer electronics and personal computer markets. Detailed corporate and product information may be accessed at www.cmd.com.

Additional Information

In connection with its 2009 annual meeting of stockholders, California Micro Devices Corporation has established a website, http://annualmeeting.cmd.com, where stockholders may obtain information related to our annual meeting, including our proxy statement and annual report, and may vote.

Forward Looking Statement Disclaimer and Non-GAAP Financial Measure Use

All statements contained in this press release and letter that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements include the company’s belief that its proposed course of action offers a win/win proposition for increasing stockholder value; the company’s belief that adding two Dialectic nominees would provide the best resolution for CMD stockholders; the anticipated benefits of reelecting the existing board members and adding two Dialectic nominees; and the company’s expectations regarding timing and implementation of its proposal. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to the outcome of stockholder voting, the willingness of Dialectic’s nominees to join our board, whether our customers experience the demand we anticipate for their products, whether we incur unexpected operating expenses or obstacles to our cost reductions, whether there is increasing global economic stability, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, and whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases as well as the risk factors detailed in the company’s Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this letter, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

For More Information Contact:

Kevin Berry, Chief Financial Officer

California Micro Devices

408-934-3144

Media Contact

Jeremy Jacobs / Rachel Ferguson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact

Arthur Crozier / Larry Miller

Innisfree

212-750-5833

Settlement Chronology

CHRONOLOGY OF RECENT SETTLEMENT DISCUSSIONS BETWEEN

CALIFORNIA MICRO DEVICES AND DIALECTIC CAPITAL

(All times are Pacific Daylight Saving Time)

Thursday, September 3 about 11:00 AM	Wade Meyercord, Chairman of CMD concludes telephone call with John Fichthorn in which terms to resolve the proxy contest are agreed

Thursday, September 3 11:21 AM	W. Meyercord sends E-mail to Stephen Wurzburg (Pillsbury partner representing CMD) setting forth points agreed between CMD and Dialectic: “1) 9 directors total; 2) Add Fichthorn and Potashner, all ours stay; 3) We will cover reasonable and well documented expenses – his estimate is about $350K; 4) Agreement will be signed by Fichthorn and me”

Thursday, September 3 11:50 AM	S. Wurzburg sends E-mail to W. Meyercord indicating that he has spoken with Michael Neidell (Olshan partner representing Dialectic) regarding terms and whether agreement would be implemented by re-filing a revised CMD proxy to add the two Dialectic nominees or by appointing Dialectic’s nominees to two new seats on the enlarged board

Thursday, September 3 1:33 PM	M. Neidell sends E-mail to S. Wurzburg indicating that Dialectic will accept implementation through appointment of the two Dialectic nominees to the enlarged board effective after the annual meeting: “Dialectic is ok with your proposal as we discussed on the phone. In return, it would ask for a board observer and that the board take no material action until its nominees are appointed.” and indicating that he is drafting the agreement

Thursday, September 3 1:42 PM	S. Wurzburg sends E-mail to M. Neidell indicating: “Your conditions sound fine. Can you please give me a call to discuss the expense side to make sure we are in synch on that?”

Thursday, September 3 2:03 PM	Following telephone conversation between S. Wurzburg and M. Neidell, S. Wurzburg sends E-mail to M. Neidell confirming “we are in synch on expenses”

Thursday, September 3 3:08 PM	M. Neidell sends E-mail to S. Wurzburg with an attached draft of the agreement

Thursday, September 3 7:01 PM	Stephen Rusmisel (Pillsbury partner) sends E-mail to M. Neidell indicating that the draft, with some suggested revisions, has been sent to CMD for review and will be provided back to Olshan as soon as it has been cleared: “Realistically, this may not be until tomorrow. We appreciate the good drafting in your original, and we have done very little editing.”

Friday, September 4 8:38 AM	M. Neidell sends S. Rusmisel and S. Wurzburg an E-mail stating “In light of the fact that we have not received a timely response to our settlement proposal, it is hereby withdrawn on behalf of the Dialectic Group.”

The below was also included in the Stockholder mailing:

Dear Stockholder:

We have previously sent you proxy materials for the Annual Meeting of Stockholders of California Micro Devices Corporation to be held on September 17, 2009.

YOUR SHARES CANNOT BE VOTED WITHOUT YOUR SPECIFIC INSTRUCTIONS

Please forward your voting instructions as soon as possible using one of the following methods:

Available 24 Hours – 7 Days a Week

VOTE BY TELEPHONE	VOTE BY INTERNET

Using a touch-tone telephone, call the toll-free number which appears on the top left corner of your enclosed Voting Instruction Form.	Go to website: WWW.PROXYVOTE.COM

Just follow these four easy steps:	Just follow these four easy steps:

1.   Read the California Micro Devices Corporation Proxy Statement and enclosed WHITE Voting Instruction Form.

2.   Call the toll-free number located on the top left corner of your Voting Instruction Form.

3.   Enter your 12-digit Control Number located on your Voting Instruction Form.

4.   Follow the simple recorded instructions.

1.   Read the California Micro Devices Corporation Proxy Statement and enclosed WHITE Voting Instruction Form.

2.   Go to the website www.proxyvote.com.

3.   Enter your 12-digit Control Number located on your Voting Instruction Form.

4.   Follow the simple instructions.

If you vote by telephone or Internet, do not return your Voting Instruction Form.

Thank you for your vote!